Exhibit 23.7

CONSENT OF KEEFE, BRUYETTE, WOODS, INC.

We consent to the inclusion in the Prospectus/Proxy statement of United Bancshares, Inc. and Delphos Citizens Bancorp, Inc. of the use of the form of our opinion dated August 25, 2000, and to the summarization of our opinion in the Prospectus/Proxy Statement under the caption "Opinion of Financial Advisors - Delphos Citizens Bancorp" Further, we consent to all references to our firm in such Prospectus/Proxy Statement.

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Dublin, Ohio

November 20, 2000